Exhibit 99.1
SURGERY PARTNERS, INC.
NAMES LAURA L. FORESE, MD TO BOARD OF DIRECTORS

BRENTWOOD, Tenn., January 13, 2025 (GLOBE NEWSWIRE) - Surgery Partners, Inc. (NASDAQ:SGRY) (“Surgery Partners” or the “Company”) today announced that Dr. Laura L. Forese has been appointed to serve as an independent director on its Board of Directors. Dr. Forese’s appointment, which is effective January 10, 2025, will increase the size of Surgery Partners’ Board to eleven members.
Dr. Forese joins the Surgery Partners Board with extensive healthcare experience. Her career in healthcare administration spans over 40 years, most recently serving as an executive vice president and chief operating officer for New York-Presbyterian, one of the nation's most comprehensive, integrated academic healthcare systems, including 10 hospital campuses, approximately 200 primary and specialty care clinics and medical groups, and more than 45,000 employees and affiliated physicians. Prior to that, Dr. Forese held other executive and management positions in the New York-Presbyterian organization with a focus on patient safety, efficiency, and transformation. Under Dr. Forese's leadership, the New York-Presbyterian Medical Groups was established to expand the organization's regional footprint and standardize financial, operational, and clinical practices to ensure that patients received the same exceptional standard of care throughout the healthcare system.
Active in multiple healthcare and civic organizations, Dr. Forese is chair emerita of the NIH Clinical Research Hospital board and trustee emerita of Princeton University. Currently, she serves as a board director of the Shubert Organization, a trustee of the Mother Cabrini Health Foundation, and director of Nereid Therapeutics and Veuu Inc. From 2015 to 2021, Dr. Forese was a director of Cantel Medical Corp until it was acquired by another public healthcare company.
Dr. Forese is an orthopedic surgeon. She obtained her medical degree from Columbia University College of Physicians & Surgeons and a masters degree in health services management from the Columbia University School of Public Health. Dr. Forese received a bachelor’s degree in civil engineering and operations research from Princeton University, where she graduated summa cum laude and Phi Beta Kappa.
“We are excited to add Dr. Forese's unique experience and insights to our Board,” said Wayne DeVeydt, Chairman of Surgery Partners’ Board of Directors. “As a well-respected orthopedic surgeon and healthcare services executive, Laura will bring first-hand knowledge to inform our continued, rapid short-stay surgical case growth as well as deep expertise and passion for ensuring high quality, efficient operations.”
“I am thrilled to join Surgery Partners at a time of continued evolution in surgical care,” added Dr. Forese. “Surgery Partners is incredibly well-positioned to support surgeons in establishing high quality, exceptional value ambulatory surgical centers while providing meaningful savings for patients and payors. As an orthopedic surgeon and healthcare executive, Surgery Partners is a perfect match with my areas of interest and my desire to positively impact our healthcare system.”
About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 200 locations in 33 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.
Contact
Surgery Partners Investor Relations
(615) 234-8940
IR@surgerypartners.com